Exhibit 5.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

November 21, 2017

Board of Directors

Anthem, Inc.

120 Monument Circle

Indianapolis, Indiana 46204-4903

Ladies and Gentlemen:

We are acting as special counsel to Anthem, Inc., an Indiana corporation (the “Company”), in connection with the Underwriting Agreement, dated November 14, 2017 (the “Underwriting Agreement”), between the Company and Credit Suisse Securities (USA) LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC, as representatives (the “Representatives”) of the several Underwriters named in Exhibit A thereto, relating to the proposed issuance by the Company of $900,000,000 aggregate principal amount of its 2.500% Notes due November 21, 2020 (the “2020 Notes”), $750,000,000 aggregate principal amount of its 2.950% Notes due December 1, 2022 (the “2022 Notes”), $850,000,000 aggregate principal amount of its 3.350% Notes due December 1, 2024 (the “2024 Notes”), $1,600,000,000 aggregate principal amount of its 3.650% Notes due December 1, 2027 (the “2027 Notes”) and $1,400,000,000 aggregate principal amount of its 4.375% Notes due December 1, 2047 (the “2047 Notes” and, together with the 2020 Notes, the 2022 Notes, the 2024 Notes and the 2027 Notes, the “Notes”) pursuant to the Company’s automatic shelf registration statement on Form S-3 (333-200749) filed with the Securities and Exchange Commission (the “SEC”) on December 5, 2014, as amended by Post-Effective Amendment No. 1 filed with the SEC on April 29, 2015 (the “Registration Statement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Hogan Lovells US LLP is a limited liability partnership registered in the District of Columbia. “Hogan Lovells” is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in: Alicante Amsterdam Baltimore Beijing Birmingham Boston Brussels Caracas Colorado Springs Denver Dubai Dusseldorf Frankfurt Hamburg Hanoi Ho Chi Minh City Hong Kong Houston Johannesburg London Los Angeles Luxembourg Madrid Mexico City Miami Milan Minneapolis Monterrey Moscow Munich New York Northern Virginia Paris Perth Philadelphia Rio de Janeiro Rome San Francisco São Paulo Shanghai Silicon Valley Singapore Sydney Tokyo Ulaanbaatar Warsaw Washington DC Associated offices: Budapest Jakarta Shanghai FTZ Zagreb. Business Service Centers: Johannesburg Louisville. For more information see www.hoganlovells.com

Board of Directors

Anthem, Inc.

November 21, 2017

For the purposes of this opinion letter, we have assumed that (i) The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”) under the Indenture, dated as of November 21, 2017, between the Company and the Trustee, filed as Exhibit 4.1 to the Company’s Form 8-K dated November 21, 2017, and incorporated into the Registration Statement by reference (the “Indenture”), has all requisite power and authority under all applicable laws, regulations and governing documents to execute, deliver and perform its obligations under the Indenture and has complied with all legal requirements pertaining to its status as such status relates to the Trustee’s right to enforce the Indenture against the Company, (ii) the Trustee has duly authorized, executed and delivered the Indenture, (iii) the Trustee is validly existing and in good standing in all necessary jurisdictions, (iv) the Indenture constitutes a valid and binding obligation, enforceable against the Trustee in accordance with its terms, (v) there has been no material mutual mistake of fact or misunderstanding or fraud, duress or undue influence in connection with the negotiation, execution and delivery of the Indenture, and the conduct of all parties to the Indenture has complied with any requirements of good faith, fair dealing and conscionability, and (vi) there are and have been no agreements or understandings among the parties, written or oral, and there is and has been no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Indenture. We also have assumed the validity and constitutionality of each relevant statute, rule, regulation and agency action covered by this opinion letter.

This opinion letter is based as to matters of law solely on the applicable provisions of the laws of the State of New York (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level), as currently in effect. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations (and in particular, we express no opinion as to any effect that such other laws, statutes, ordinances, rules, or regulations may have on the opinion expressed herein). Insofar as the opinion expressed herein relates to or is dependent upon matters governed by Indiana law, we have relied, without independent investigation, upon, and our opinion expressed herein is subject to all of the qualifications, assumptions and limitations expressed in, the opinion of Faegre Baker Daniels, LLP, special counsel to the Company in the State of Indiana. A copy of such opinion letter, dated as of the date hereof, is to be filed as Exhibit 5.2 to the Current Report on Form 8-K relating to the offer and sale of the Notes described below.

Based upon, subject to and limited by the foregoing, we are of the opinion that the Notes have been duly authorized on behalf of the Company and that, following (i) receipt by the Company of the consideration specified in the Underwriting Agreement and (ii) the due execution, authentication, issuance and delivery of the Notes pursuant to the terms of the Indenture, the Notes will constitute valid and binding obligations of the Company.

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this letter.

Board of Directors

Anthem, Inc.

November 21, 2017

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus dated November 14, 2017 that forms part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of Section 11 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP